Exhibit 21.1

Subsidiaries of the Company

InPoint REIT Operating Partnership, LP	Delaware
InPoint REIT Holdings LLC	Delaware
InPoint TRS, LLC	Delaware
InPoint CS Loan, LLC	Delaware
InPoint JPM Loan, LLC	Delaware